EX-99.h.1.a

FORM OF EXHIBIT B

ABRDN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended _________ __, 2023

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust. All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000. If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

abrdn Emerging Markets ex-China Fund
abrdn China A Share Equity Fund
abrdn Emerging Markets Fund
abrdn Emerging Markets Sustainable Leaders Fund
abrdn U.S. Sustainable Leaders Smaller Companies Fund
abrdn U.S. Small Cap Equity Fund
abrdn International Small Cap Fund
abrdn Infrastructure Debt Fund
abrdn Intermediate Municipal Income Fund
abrdn U.S. Sustainable Leaders Fund
abrdn Emerging Markets Debt Fund
abrdn Dynamic Dividend Fund
abrdn Global Infrastructure Fund
abrdn Short Duration High Yield Municipal Fund
abrdn International Real Estate Equity Fund
abrdn Realty Income & Growth Fund
abrdn Ultra Short Municipal Income Fund
abrdn International Sustainable Leaders Fund
abrdn Global Equity Impact Fund
abrdn High Income Opportunities Fund
abrdn EM SMA Completion Fund

ABRDN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:
Name:	Lucia Sitar
Title:	Vice President